CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 13, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of John Hancock Biotechnology Fund, John Hancock Communications Fund, John Hancock Consumer Industries Fund, John Hancock Health Sciences Fund and John Hancock International Small Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
-----------------------------

Boston, Massachusetts
February 26, 2003